Exhibit 99.1

Lexeo Therapeutics Appoints Kyle Rasback as Chief Financial Officer

NEW YORK – December 19, 2024 (GLOBE NEWSWIRE) – Lexeo Therapeutics, Inc. (Nasdaq: LXEO), a clinical stage genetic medicine company dedicated to pioneering treatments for genetically defined cardiovascular diseases and APOE4-associated Alzheimer’s disease, today announced that Dr. Kyle Rasbach has been appointed Chief Financial Officer, effective immediately. Dr. Rasbach brings a wealth of life sciences experience to the company and joins ahead of multiple anticipated catalysts across its gene therapy programs.

“Kyle has an exceptional track record as an operator and life sciences portfolio manager, and we are excited to welcome him to Lexeo at a time when we are advancing our pipeline and transitioning towards pivotal studies,” said R. Nolan Townsend, Chief Executive Officer of Lexeo Therapeutics. “His experience in strategic planning, financial management and business development, combined with his scientific background, will complement our management team and support Lexeo’s continued growth into 2025.”

Most recently, Dr. Rasbach served as the Chief Business Officer at Zentalis Pharmaceuticals. Before Zentalis, he was a Portfolio Manager for Eventide Asset Management’s $1.8 billion healthcare & life sciences fund, a Managing Director for Eventide Ventures, and a Senior Research Analyst for other Eventide investments. Prior to joining Eventide, Dr. Rasbach was a Managing Partner at Pappas Capital, a life science venture capital firm. Earlier in his career, he was an equity research analyst and Vice President at T. Rowe Price, where he managed pharmaceutical, specialty pharmaceutical, and biotechnology investments representing over $40 billion assets under management, and an equity research associate and Vice President at Cowen and Company, where he covered global pharmaceutical equities.

“With several meaningful catalysts ahead, I am thrilled to join Lexeo at this pivotal point in the company’s growth trajectory,” said Dr. Rasbach. “Lexeo has a robust and compelling pipeline alongside outstanding talent, and I look forward to delivering on our mission of bringing life-changing therapies to patients with devastating genetic conditions.”

Dr. Rasbach holds a PhD in Pharmaceutical and Biomedical Sciences as well as a PharmD from the Medical University of South Carolina, and he completed his postdoctoral training in the laboratory of Dr. Bruce Spiegelman at the Harvard Medical School. He also holds an MBA from The Citadel.

About Lexeo Therapeutics

Lexeo Therapeutics is a New York City-based, clinical stage genetic medicine company dedicated to transforming healthcare by applying pioneering science to fundamentally change how genetically defined cardiovascular diseases and APOE4-associated Alzheimer’s disease are treated. Using a stepwise development approach, Lexeo is leveraging early proof-of-concept functional and biomarker data to advance a pipeline of cardiovascular and APOE4-associated Alzheimer’s disease programs.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Lexeo’s expectations regarding its current product candidates and programs, and the receipt and announcement of data from its clinical trials. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Lexeo believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements. These forward-looking statements are based upon current information available to the company as well as certain estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Lexeo’s filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond the company’s control and subject to change. Actual results could be materially different from those indicated by such forward-looking statements as a result of many factors, including but not limited to: risks and uncertainties related to global macroeconomic conditions and related volatility; expectations regarding the initiation, progress, and expected results of Lexeo’s preclinical studies, clinical trials and research and development programs; the unpredictable relationship between preclinical study results and clinical study results; delays in submission of regulatory filings or failure to receive regulatory approval; liquidity and capital resources; and other risks and uncertainties identified in Lexeo’s Annual Report on Form 10-K for the annual period ended December 31, 2023, filed with the SEC on March 11, 2024, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 13, 2024, and subsequent future filings Lexeo may make with the SEC. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Lexeo claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Lexeo expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Media Response:

Media@lexeotx.com

Investor Response:

Carlo Tanzi, Ph.D.

ctanzi@kendallir.com

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